Exhibit 99.1

1855 Lockeway Drive, Suite 501 • Alpharetta, GA 30004 • 678-393-2651 • Fax 678-393-2657

To:	Cellu Tissue Team

From:	Steve Ziessler and Eddie Litton

Date:	October 29, 2010

Re:	Acquisition Update

As promised, in order to keep everyone up to date on the progress of the acquisition of Cellu Tissue by Clearwater Paper, please read the brief summary below. If you have any questions, please feel free to call Steve Ziessler at 770-407-2144 or Eddie Litton at 770-407-2169.

CelluTissue Acquisition Progress Update

October 29, 2010

Overview:

As you know, Clearwater Paper recently announced it agreed to acquire Cellu Tissue Holdings, Inc. We wanted to update you regarding the progress with the acquisition. The transaction is expected to close in the fourth quarter of 2010, and is subject to the customary closing conditions, including Cellu Tissue shareholder approval.

The acquisition will be a unique opportunity to establish a combined company with a national manufacturing presence as a papermaker and converter. The complementary resources of the two companies support a strategy to grow the private label grocery store business while creating channel diversity. The bottom line is the combined company, after the closing, should improve our ability to efficiently manage our tissue business, better serve customers and meet market demands.

Key Points Post Closing:

1.	Growth: A unique opportunity to establish a national manufacturing presence as a papermaker and converter.

2.	New markets: Complementary resources to expand channel diversity (e.g., mass merchandizers, value and dollar store businesses).

3.	Efficiencies: Improve our ability to efficiently manage the tissue business, better serve customers and meet market demands.

Integration Planning Strategy:

Teams from both companies have begun critical integration planning together to make sure all systems are optimized and running in the best possible fashion on the day of closing. Longer-term planning is also underway for post-closing.

Set forth below is the integration planning strategy:

•	Our goal is to move through the closing of the transaction and post-close with no operational disruption.

•	We want to quickly integrate areas that after the closing are critical to operate as a combined entity (email, financials, etc.)

•	We will NOT be immediately changing brand/logos on business materials, signs and such except for sales managers’ business cards. Logo/brand changeover will be implemented throughout 2011.

•	We will initiate a full enterprise-wide integration process after closing.

•	We are taking the time to understand how both companies work in order to most effectively plan for integration.

•	We intend to be better as a combined company versus two independent businesses, by focusing on talent, expertise and assets.

•

One thing that will not change is the importance of delivering exceptional customer service and quality products. For all of us, the new opportunities for growth and success come with helping our customers excel in their business and improve their brands.

Updated FAQs:

Q:	When is the closing?

A:	The transaction is expected to close in the fourth quarter of 2010, and is subject to the customary closing conditions, including Cellu Tissue shareholder approval.

Q:	What are these lawsuits we hear about? Will it affect the closing?

A:	There have been lawsuits filed against Cellu Tissue, its directors and certain officers, and Clearwater Paper. These kinds of lawsuits are commonly filed in transactions of this type. We intend to vigorously defend the lawsuits.

Q:	Will my base pay change? Will my benefits change? What will happen to my 401K plan? Vacation?

A:	There should be no change to your base salary or hours wage rate as a Clearwater Paper employee. Because open enrollment is currently in process, we will not be making changes to the health, welfare and life insurance coverage that you select for 2011. (As is always the case, changes can be required by the carriers or to conform with the law.) For the great majority of employees, no change will occur immediately after closing—it will be “business as usual.” A small number of employees may see a change to their 401(k) plan at close. Vacation accrual rates will remain the same.

Q:	Could the merger result in any positions being eliminated?

A:	Over time we will build synergies to improve business processes companywide. We will evaluate duplicate management/administrative positions in an effort to most efficiently service the company and our customers. That process may result in a handful of management/administration positions being eliminated.

Q:	Does Clearwater Paper plan to keep all Cellu Tissue and Clearwater Paper facilities?

A:	The acquisition is about enhancing our ability to grow and tap into new markets. The process of integrating both companies, post-closing, into one will take some time, and there are no currently planned changes to existing facilities.

Q:	Is the Alpharetta office going to remain open?

A:	Yes. Over time we will determine which functions will be located at the Alpharetta office.

Forward Looking Statements Safe Harbor

This communication contains certain forward-looking statements regarding the proposed transaction between Clearwater Paper and Cellu Tissue, including but not limited to statements regarding the expected synergies resulting from the merger, the closing of the transaction, and opportunities for growth with existing customers and new customers in new channels and the expected operational efficiencies. Actual events or results may differ materially from those contained in these forward-looking statements. Among the important factors that could cause future events or results to vary from those addressed in the forward-looking statements include, without limitation, risks and uncertainties arising from the possibility that the closing of the transaction may be delayed or may not occur; difficulties with the integration process or the realization of the benefits expected from the proposed transaction; general economic conditions in the regions and industries in which Clearwater Paper and Cellu Tissue operate; and litigation or regulatory matters involving antitrust or other matters that could affect the closing of the transaction. In addition, please refer to the documents that Clearwater Paper and Cellu Tissue file with the Securities and Exchange Commission (“SEC”) on Forms 10-K, 10-Q and 8-K. The filings by Clearwater Paper and Cellu Tissue identify and address other important factors that could cause events or results to vary from the forward-looking statements set forth in this communication. Clearwater Paper and Cellu Tissue are under no duty to update any of the forward-looking statements after the date of this communication to conform to actual results.

Additional information and where to find it

In connection with the proposed merger of Cellu Tissue Holdings, Inc. (the “merger”) with and into Sand Dollar Acquisition Corporation, a wholly owned subsidiary of Clearwater Paper Corporation, and required shareholder approval, Cellu Tissue has filed with the SEC a preliminary proxy statement on October 19, 2010, and intends to file a definitive proxy statement and other relevant materials in connection with the merger. The definitive proxy statement will be sent or given to the stockholders of Cellu Tissue. Before making any voting or investment decision with respect to the merger, investors and stockholders of Cellu Tissue are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Cellu Tissue with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at Cellu Tissue’s Investor Relations website at cellutissue.com/investor (click “SEC filings”) or from Cellu Tissue by contacting Investor Relations by mail at 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004, Attention: Investor Relations, or by telephone at (678) 393-2651.

Participants in the Solicitation

Cellu Tissue and its officers and directors may be deemed to be participants in the solicitation of proxies from Cellu Tissue’s shareholders with respect to the merger. Information about Cellu Tissue’s officers and directors and their ownership of Cellu Tissue’s common shares is set forth in the proxy statement for Cellu Tissue’s 2010 Annual Meeting of Shareholders, which was filed with the SEC on June 25, 2010. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Cellu Tissue and its respective officers and directors in the merger by reading the preliminary proxy statement that Cellu Tissue filed with the SEC on October 19, 2010 and the definitive proxy statement and other relevant materials in connection with the merger, when filed with the SEC.